21 July 2003

               Galen Holdings PLC ('Galen') Discussions Terminated

CRAIGAVON, Northern Ireland, and ROCKAWAY, N.J., July 21 / -- The Board of Galen announces today that the preliminary discussions referred to in the announcement of 17 July 2003 have now been terminated.

CONTACT: David Kelly of Galen, +44-28-3833-4974; or Andrew Chapman of Hoare Govett, +44-20-7678-8000; or Andrew Christie of Credit Suisse First Boston, +44-20-7888-8888; or Francetta Carr of Financial Dynamics, +44-20-7831-3113, for Galen.